NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Transcontinental Realty Investors, Inc. Investors Relations (800) 400-6407 investor.relations@transconrealty-invest.com

Transcontinental Realty Investors, Inc. Reports Third Quarter 2012 Results

DALLAS (November 14, 2012) - Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the third quarter ended September 30, 2012. TCI announced today that the Company reported net loss applicable to common shares of $0.5 million or $0.07 per diluted earnings per share, as compared to a net income applicable to common shares of $0.6 million or 50.08 per diluted earnings per share for the same period ended 2011. Included in the net loss applicable to common shares of $0.5 million is $5.4 million in depreciation and amortization expense for the three months ended September 30, 2012. For the same period ending September 30, 2011, included in the net income applicable to common shares of $0.6 million is $5.4 million in depreciation and amortization expense.

For the past year and a half TCI has shown an unwavering commitment to fortify our portfolio and streamline our operational activity; all while maintaining our commitment to creating value. TCI is pleased that we are seeing improved results from these endeavors and will continue to adapt to market challenges with an eye on both near term economic challenges and long term prospects as the real estate market improves.

Rental and other property revenues were $28.1 million for the three months ended September 30, 2012. This represents a decrease of $1.2 million, as compared to the prior period revenues of $29.3 million. The change, by segment, is an increase in the apartment portfolio of $0.5 million, a decrease in the commercial portfolio of $1.5 million and a decrease in the land and other portfolio of $0.2 million. Our apartment portfolio continues to thrive in the current economic conditions with occupancies averaging over 95%. Within our commercial portfolio, the same properties decreased by $1.5 million, primarily due to miscellaneous nonrecurring revenue received in the prior period. We continue to market our properties aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

General and administrative expenses were $1.2 million for the three months ended September 30, 2012. This represents a decrease of $1.5 million, as compared to the prior period expenses i$2.7 million. This change is primarily due to losses recorded in the prior period from investment write-offs due to potential deals not realized. Professional services decreased by $0.4 million and cost reimbursements to our Advisor decreased by $0.2 million.

Interest income was S1.0 million for the three months ended September 30, 2012. This represents an increase of $0.5 million, as compared to the prior period interest income of $0.5 million. The majority of the increase is due to the cash received on the cash flow notes from Unified Housing Foundation, Inc. related to the mid-year surplus cash calculation.

Other income was $1.5 million for the three months ended September 30, 2012. This represents an increase of $1.4 million, as compared to the prior period other income of $0.1 million. This relates to the agreement between Unified Housing Foundation, Inc. and TCI for consulting services related to the development of apartment projects.

Mortgage and loan interest was $9.0 million for the three months ended September 30, 2012. This represents a decrease of $2.8 million, as compared to the prior period interest expense of $1 l.8 million. This change, by segment, is a decrease in the apartment portfolio of $0.9 million and a decrease in the commercial portfolio of $1.9 million. Within the apartment portfolio, the same apartment portfolio decreased $1.8 million and the developed properties increased $0.9 million due to properties in the lease-up phase. The same store apartment portfolio decreased due to the refinances closed with long term, low interest rates. For the developed properties, once an apartment is completed, the interest expense is no longer capitalized. Within the commercial portfolio, the same properties decreased by $1.8 million. This decrease is primarily related to a commercial loan that was in default status in 2011 and was accruing interest at the default interest rate. The default rate is no longer applicable in the current period.

Gain on land sales decreased for the three months ended September 30, 2012 as compared to the prior period. In the current period we sold 102.28 acres of land in seven separate transactions for an aggregate sales price of $16.1 million and recorded a gain of $2.9 million. In the prior period, we sold 2,999.28 acres of land in six separate transactions for an aggregate sales price of $52.4 million and recorded a gain of $6.3 million.

Included in discontinued operations are a total of five and 18 properties for 2012 and 2011, respectively. Properties sold in 2012 have been reclassified to discontinued operations for current and prior year reporting periods. The gain on sale of income-producing properties is also included in discontinued operations for those years.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company's website at wmv.transconrealtv-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues (including $164 and $0 for the three months and $499 and $0 for the nine months ended 2012 and 2011 respectively from related parties)	$28,097	$29,347	$87,003	$83,846

Expenses:
Property operating expenses (including $296 and $264 for the three months and $837 and $888 for the nine months ended 2012 and 2011 respectively from related parties)	15,484	16,150	45,359	45,128
Depreciation and amortization	5,427	5,378	16,260	14,168
General and administrative (including $569 and $720 for the three months and $1,796 and $2,467 for the nine months ended 2012 and 2011 respectively from related parties)	1,181	2,658	4,132	7,100
Provision on impairment of notes receivable and real estate assets	-	-	-	5,581
Advisory fee to related party	2,198	2,441	6,719	7,688
Total operating expenses	24,290	26,627	72,470	79,665

Operating income	3,807	2,720	14,533	4,181

Other income (expense):
Interest income (including $1,016 and $483 for the three months and $7,870 and $1,534 for the nine months ended 2012 and 2011 respectively from related parties)	1,031	497	8,129	1,627
Other income (including $1,500 and $0 for the three months and $4,500 and $0 for the nine months ended 2012 and 2011 respectively from related parties)	1,525	114	4,655	1,879
Mortgage and loan interest (including $714 and $47 for the three months and $2,575 and $1,614 for the nine months ended 2012 and 2011 respectively from related parties)	(9,031)	(11,792)	(41,146)	(37,517)
Loss on the sale of investments	-	(32)	(118)	(483)
Earnings (losses) from unconsolidated subsidiaries and investees	5	189	(58)	246
Total other expenses	(6,470)	(11,024)	(28,538)	(34,248)

Loss before gain on land sales, non-controlling interest, and taxes	(2,663)	(8,304)	(14,005)	(30,067)
Gain on land sales	2,913	6,285	8,074	8,366
Income (loss) from continuing operations before tax	250	(2,019)	(5,931)	(21,701)
Income tax benefit (expense)	(164)	886	1,414	(1,423)
Net income (loss) from continuing operations	86	(1,133)	(4,517)	(23,124)

Discontinued operations:
Loss from discontinued operations	(551)	(342)	(1,132)	(3,702)
Gain (loss) on sale of real estate from discontinued operations	82	2,872	5,173	(365)
Income tax benefit (expense) from discontinued operations	164	(886)	(1,414)	1,423
Net income (loss) from discontinued operations	(305)	1,644	2,627	(2,644)
Net income (loss)	(219)	511	(1,890)	(25,768)
Net (income) loss attributable to non-controlling interest	(43)	384	(297)	515
Net income (loss) attributable to Transcontinental Realty Investors, Inc.	(262)	895	(2,187)	(25,253)
Preferred dividend requirement	(277)	(279)	(831)	(831)
Net income (loss) applicable to common shares	$(539)	$616	$(3,018)	$(26,084)

Earnings per share - basic
Loss from continuing operations	$(0.03)	$(0.12)	$(0.67)	$(2.81)
Income (loss) from discontinued operations	(0.04)	0.20	0.31	(0.32)
Net income (loss) applicable to common shares	$(0.07)	$0.08	$(0.36)	$(3.13)

Earnings per share - diluted
Loss from continuing operations	$(0.03)	$(0.12)	$(0.67)	$(2.81)
Income (loss) from discontinued operations	(0.04)	0.20	0.31	(0.32)
Net income (loss) applicable to common shares	$(0.07)	$0.08	$(0.36)	$(3.13)

Weighted average common share used in computing earnings per share	8,413,469	8,413,469	8,413,469	8,356,326
Weighted average common share used in computing diluted earnings per share	8,413,469	8,413,469	8,413,469	8,356,326

Amounts attributable to Transcontinental Realty Investors, Inc.
Income (loss) from continuing operations	$43	$(749)	$(4,814)	$(22,609)
Income (loss) from discontinued operations	(305)	1,644	2,627	(2,644)
Net income (loss)	$(262)	$895	$(2,187)	$(25,253)

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2012	2011
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$1,004,209	$1,069,699
Real estate held for sale at cost, net of depreciation ($0 for 2012 and $1,752 for 2011)	-	15,015
Real estate subject to sales contracts at cost, net of depreciation ($15,742 for 2012 and $7,213 for 2011)	50,033	52,555
Less accumulated depreciation	(145,117)	(148,930)
Total real estate	909,125	988,339
Notes and interest receivable
Performing (including $55,208 in 2012 and $78,852 in 2011 from related parties)	57,891	79,161
Non-performing	820	2,152
Less allowance for estimated losses (including $2,097 in 2012 and $2,097 in 2011 from related parties)	(2,262)	(3,942)
Total notes and interest receivable	56,449	77,371
Cash and cash equivalents	6,322	19,991
Investments in unconsolidated subsidiaries and investees	4,992	6,362
Other assets	67,377	68,261
Total assets	$1,044,265	$1,160,324

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$753,542	$829,617
Notes related to assets held for sale	-	13,830
Notes related to subject to sales contracts	53,442	38,376
Stock-secured notes payable	2,215	2,482
Related party payables	247	17,465
Deferred gain (from sales to related parties)	56,255	65,607
Accounts payable and other liabilities (including $1,973 in 2012 and $1,746 in 2011 from related parties)	38,940	51,663
	904,641	1,019,040
Shareholders’ equity:
Preferred stock, Series C: $.01 par value, authorized 10,000,000 shares, issued and outstanding 30,000 shares in 2012 and 2011 respectively (liquidation preference $100 per share) Series D: $.01 par value, authorized, issued and outstanding 100,000 shares in 2012 and 2011 respectively	1	1
Common stock, $.01 par value, authorized 10,000,000 shares; issued 8,413,669 shares in 2012 and 2011, and outstanding 8,413,469 shares in 2012 and 2011	84	84
Treasury stock at cost; 200 shares in 2012 and 2011	(2)	(2)
Paid-in capital	273,055	273,886
Retained earnings	(150,422)	(148,235)
Total Transcontinental Realty Investors, Inc. shareholders' equity	122,716	125,734
Non-controlling interest	16,908	15,550
Total equity	139,624	141,284
Total liabilities and equity	$1,044,265	$1,160,324